UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

WAYNE SAVINGS BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On March 27, 2017, Wayne Savings Community Bancshares, Inc. commenced the process of mailing the following letter to its shareholders.

March 27, 2017

Dear Fellow Wayne Savings Stockholder:

Our Annual Meeting of Stockholders has been scheduled for May 25, 2017, and this year your vote is especially important. We urge you to protect the value of your investment in Wayne Savings by voting “FOR” the Director nominees on the enclosed WHITE proxy card: Daniel Buehler and Debra Marthey.

Despite our track record of delivering strong total returns for our fellow shareholders – more than 145% over the 5-year period prior to Stilwell’s nomination of a director – Joseph Stilwell and the hedge funds he controls are waging a costly and distracting campaign aimed at forcing the sale of the bank. In our view, Stilwell’s efforts destroy shareholder value for all of us.

1.	Your Board’s Nominees Are Far More Qualified.

Stilwell wants to replace a highly qualified member of your Board – Debra Marthey.

	Your Board’s Nominee Debra Marthey		Stilwell’s Nominee Stephen Burchett
✓	Extensive business experience – over 35 years in finance roles, including 15 years as Treasurer of The J.M. Smucker Company, a Fortune 500 corporation.	☒	Mr. Burchett is a trial lawyer – his first listed specialty is medical malpractice. Mr. Burchett’s only banking experience cited by Stilwell is service on one bank board for less than 2 years.
✓	Deep ties to the local business community – prominent member of Northern Ohio business community and involvement in many community organizations.	☒	Mr. Burchett practices law in Kentucky and West Virginia. We are unaware of any connections to the Ohio communities that comprise our customer base.
✓	Interests aligned with stockholders – her equity ownership in Wayne Savings aligns Ms. Marthey with Wayne Savings’ stockholders.	☒	Mr. Burchett holds a stock option grant from Stilwell that gives him a special incentive to push for a sale of Wayne Savings – other stockholders will not receive this incentive.

Corporate office: 151 North Market Street, Wooster, Ohio 44691 ◾ 800.414.1003 ◾ waynesavings.com

2.	Your Board Has Enhanced Total Shareholder Value

Total Shareholder Return as of 3/24/2017	1-Year	3-Year	5-Year

WAYN	44.51%	71.30%	142.15%

Thrift Peers*	22.41%	47.78%	120.73%

S&P 500	17.61%	34.47%	86.76%

Source: Factset, *Peers include all publicly traded Thrifts with total assets between $250-750 million

As we have said before: Wayne Savings always has been, and always will be, open to constructive dialogue with our shareholders. We carefully consider all of the input that you have.

We will also, however, stand our ground and do what we think is right for our bank.

We think that it is obvious that a prominent local business person with over 35 years of experience, including 15 years as the Treasurer of a Fortune 500 company, is a better candidate for director than an out of state trial attorney with extremely limited experience in banks or the local community and burdened by a financial conflict of interest.

We urge you to vote for the Board’s candidates by returning the WHITE proxy card. You should do this even if you have already sent in the Stilwell fund’s green card – your WHITE proxy card will supersede any previously executed green card and cause your votes to be cast for the Board’s nominees. We urge you to disregard any future mailings or proxy cards that you receive from the Stilwell group.

If you have any question or would like us to contact you, please do not hesitate to reach out to our investor relations department at (330) 287-2857. You can also call our proxy solicitor, Alliance Advisors, LLC, at (855) 601-2251.

On Behalf of the Board of Directors of Wayne Savings Bancshares, Inc.

Peggy J. Schmitz - Chair of the Board	Jonathan Ciccotelli - Lead Director

Corporate office: 151 North Market Street, Wooster, Ohio 44691 ◾ 800.414.1003 ◾ waynesavings.com

Additional Information

In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. has filed a definitive proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and is mailing its definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AFTER THE DATE OF THE PROXY STATEMENT. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 25, 2017 as filed with the SEC on Schedule 14A.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

Corporate office: 151 North Market Street, Wooster, Ohio 44691 ◾ 800.414.1003 ◾ waynesavings.com